EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-2 of our report, dated May 8, 1998, except as to the information presented in
Note 14, for which the date is May 15, 1998, on the financial statements of C-Phone Corporation as of February 28, 1998 and 1997 and for the three years ended February 28, 1998, which appears on page F-1 of C-Phone Corporation's Annual Report on Form 10-KSB for the year ended February 28, 1998. We also consent to the reference to us under the heading "Experts" in such prospectus.



PricewaterhouseCoopers LLP


Raleigh, North Carolina
February 10, 1999